Exhibit 99.1

   BSD MEDICAL RECEIVES $5.9 MILLION QUARTERLY PAYMENT FROM THERMATRX EARNOUT

    SALT LAKE CITY, Sept. 8 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company has received a payment of nearly $5.9 million as quarterly proceeds from the earnout of the sale of TherMatrx, Inc. The amount of the payment was based on the level of sales of TherMatrx products during the approximate second calendar quarter of 2005. This brings the total payments collected by BSD from the sale of TherMatrx to $21.4 million. The recent payment will be added to the company's cash position as it will be reported in BSD's first quarter of fiscal 2006, which began in September 2005. While earnout payments are not guaranteed, two additional quarterly payments are due under the agreement of sale with American Medical Systems.

    BSD Medical produces systems that deliver precision guided RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medial therapies. BSD pioneered the use of microwave thermal therapy for the treatment of symptoms of enlarged prostate, as one of multiple medical applications for the company's core technology. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions applicable to thermal medicine. For further information visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All earnout payments projected are based on contingency payments subject to the level of the sale of TherMatrx products, and are not guaranteed. All forward-looking statements, including all projections and expectations of future events are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             09/08/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /